AMENDMENT NO. 25

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of April 30, 2018, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to change the name of Invesco Global Health Care Fund to Invesco Health Care Fund;

NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Portfolios	Effective Date of Agreement
Invesco All Cap Market Neutral Fund	December 16, 2013
Invesco Balanced-Risk Allocation Fund	May 29, 2009
Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010
Invesco Greater China Fund	July 1, 2006
Invesco Developing Markets Fund	July 1, 2006
Invesco Emerging Markets Flexible Bond Fund	June 14, 2010
Invesco Emerging Markets Equity Fund	May 31, 2011
Invesco Endeavor Fund	July 1, 2006
Invesco Health Care Fund	July 1, 2006
Invesco Global Infrastructure Fund	April 22, 2014
Invesco Global Market Neutral Fund	December 16, 2013
Invesco Global Targeted Returns Fund	December 16, 2013
Invesco Long/Short Equity Fund	December 16, 2013
Invesco Low Volatility Emerging Markets Fund	December 16, 2013
Invesco Macro Allocation Strategy Fund	September 25, 2012
Invesco MLP Fund	April 22, 2014
Invesco Multi-Asset Income Fund	December 14, 2011
Invesco Pacific Growth Fund	February 12, 2010
Invesco Select Companies Fund	July 1, 2006
Invesco U.S. Managed Volatility Fund	December 18, 2017
Invesco World Bond Fund	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $	1.5 billion
0.013%	Next $	1.5 billion
0.003%	Over $	3 billion

*

Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)
AIM INVESTMENT FUNDS
(INVESCO INVESTMENT FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President
(SEAL)

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